Exhibit 4.1

SECOND SUPPLEMENTAL WARRANT AGREEMENT

This Second Supplemental Warrant Agreement, dated as of April 16, 2026 (the “Second Supplemental Warrant Agreement”), is executed by PureCycle Technologies, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, an affiliate of the Company (f/k/a Roth CH Acquisition I Co. and now known as PureCycle Technologies Holdings Corp., a wholly-owned direct subsidiary of the Company) and the Warrant Agent are parties to that certain Warrant Agreement dated as of May 4, 2020 (the “Original Warrant Agreement”), as supplemented by the Supplemental Warrant Agreement, dated as of February 25, 2026 (the “First Supplemental Warrant Agreement” and together with the Original Warrant Agreement, the “Warrant Agreement”) by and between the Company and the Warrant Agent, relating to the Company’s outstanding public and private warrants (the “PCT Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $11.50 per share;

WHEREAS, the expiration date (the “Expiration Date”) of the PCT Warrants is the earlier of (i) 5:00 p.m. (New York City time) on June 17, 2026, or (ii) the date fixed for redemption of the PCT Warrants;

WHEREAS, upon the terms and conditions contained in the PCT Warrants, all (and not less than all) of the PCT Warrants, other than the private PCT Warrants held by initial purchasers and affiliates or their permitted transferees, are redeemable, in whole but not in part, at the Company’s option any time prior to their expiration at the price of $0.01 per PCT Warrant, provided that the last sales price of the shares of Common Stock has been equal to or greater than $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) (the “Redemption Trigger Price”) for any 20 trading days within a 30 trading day period commencing after the PCT Warrants became exercisable and ending on the third business day prior to the date on which notice of redemption is given;

WHEREAS, the Board of Directors of the Company has authorized amendments to the PCT Warrants to reduce the Redemption Trigger Price from $18.00 to $14.38 per share (the “Redemption Trigger Price Amendment”), subject to the receipt of the written consent of the Registered Holders (as defined in the Warrant Agreement) of a majority of the outstanding PCT Warrants (the “PCT Warrant Consent”), as required by Section 9.8 of the Warrant Agreement;

WHEREAS, the Board of Directors of the Company has also authorized amendments to the PCT Warrants to extend the Expiration Date for all PCT Warrants to the earlier of (i) 5:00 p.m. (New York City time) on March 17, 2027, or (ii) the date fixed for redemption of the PCT Warrants(the “Expiration Date Amendment”), on the condition that the Company receives the PCT Warrant Consent for the Redemption Trigger Price Amendment;

WHEREAS, pursuant to Section 9.8 of the PCT Warrants, the Company has received the PCT Warrant Consent; and

WHEREAS, the Company and the Warrant Agent desire to amend the Warrant Agreement as set forth in this Second Supplemental Warrant Agreement in order to reflect the Expiration Date Amendment and the Redemption Trigger Price Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

2. Amendment to Warrant Agreement.

(a) Effective June 17, 2026, Section 3.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.2 Duration of Warrants. A Warrant may continue to be exercised only until (the “Exercise Period”) 5:00 p.m., New York City time, on the earlier to occur of (i) March 17, 2027, and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide written notice of not less than 10 days to Registered Holders and the Warrant Agent of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.”

(b) Effective June 17, 2026, Section 6.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“6.1 Redemption. Subject to Section 6.5, all (and not less than all) of the outstanding Warrants may be redeemed, in whole and not in part, at the option of the Company, at any time after the Warrants become exercisable, and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”); provided that the last sales price of the shares of Common Stock has been equal to or greater than $14.38 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) (the “Redemption Trigger Price”), for any twenty (20) trading days within a thirty (30) trading day period commencing after the Warrants become exercisable and ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current registration statement in effect with respect to the shares of Common Stock underlying the Warrants for each day in the 30-Day Trading Period and continuing each day thereafter until the Redemption Date (defined below).”

(c) Effective June 17, 2026, Section 3.3.2 of the Warrant Agreement is hereby amended by the inclusion of the text marked as follows:

“3.3.2 Cashless Exercise. Notwithstanding anything contained herein to the contrary, if there is no effective registration statement registering the Warrant Shares on any day the Registered Holder desires to exercise the Warrants and more than 120 days have passed since the Company completed its initial merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”), the Registered Holder may exercise the Warrants in whole or in part in lieu of making a cash payment, by providing notice to the Chief Executive Officer of the Company in a subscription form of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows

3. Amendment. All references in the Warrant Agreement (and in the other agreements, documents and instruments entered into in connection therewith) to the “Warrant Agreement” shall be deemed for all purposes to refer to the Warrant Agreement, as amended by this Second Supplemental Warrant Agreement.

4. Remaining Provisions of Warrant Agreement. Except as expressly provided herein, the provisions of the Warrant Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this Second Supplemental Warrant Agreement.

5. Counterparts. This Second Supplemental Warrant Agreement may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.

6. Headings. The headings to this Second Supplemental Warrant Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7. Governing Law. This Second Supplemental Warrant Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law thereof that would require the application of the laws of any other jurisdiction.

[Signature page to follow.]

IN WITNESS WHEREOF, this Second Supplemental Warrant Agreement has been duly executed and delivered by the authorized officers of each of the undersigned as of the date first above written.

PURECYCLE TECHNOLOGIES, INC.

By: /s/ Brad Kalter

Name: Brad Kalter

Its: General Counsel, Chief Compliance

Officer and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: /s/ Henry Farrell

Name: Henry Farrell

Its: Vice President